EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Chindex International, Inc. for the registration of 1,522,539 shares of its common stock and 442,142 warrants to purchase common stock to the incorporation by reference therein of our report dated June 15, 2004, with respect to the consolidated financial statements and schedule of Chindex International, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

McLean, Virginia
April 4, 2005


                                                           /s/ Ernst & Young LLP